Exhibit 10.2
Amendment to Employment Agreement
      Effective July 1, 2005, the parties, Standard Management Corporation (hereinafter the “Company”), and Michael B. Edwards (hereinafter “Executive”), entered an Employment Agreement, a copy of which is attached. The parties have decided to amend Section 5 of that Agreement (and that Section only and only to the extent set forth below), with the amendment to be effective as of July 1, 2005.
     Section 5.1 is amended to reflect that effective July 1, 2005, the Executive’s annual salary shall be One Hundred Seventy Thousand Dollars ($170,000).
     Although this Amendment is being executed on December 29, 2005, the parties acknowledge and agree that this Amendment is effective as of July 1, 2005.
     IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement on December 29, 2005.

“Company”		“Executive”

STANDARD MANAGEMENT CORPORATION

By:	/s/ Ronald D. Hunter	/s/ Michael B. Edwards

	Ronald D. Hunter	Michael B. Edwards